UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2019

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3611 Valley Centre Drive Suite 500 San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 369-7100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.00000002 par value	MEIP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On July 1, 2019, the Board of Directors (the “Board”) of MEI Pharma, Inc. (the “Company”) voted to increase the size of the Board by one seat and appointed Ms. Tamar Howson to fill the vacancy on the Board resulting from such increase in the size of the Board. Ms. Howson was appointed to the Board because of her skills and experience. Ms. Howson will serve for a term that commences immediately and will be a member of the class of directors whose terms each expire at the December 2021 annual meeting of stockholders, or until her earlier resignation or removal.

There are no related party transactions involving Ms. Howson that are reportable under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Howson and any other person pursuant to which Ms. Howson was selected as a director. There are no family relationships among any of the Company’s directors, executive officers and Ms. Howson. There are no material plans, contracts or arrangements to which Ms. Howson is a party or in which she participates nor has there been any material amendment to any plan, contract or arrangement by virtue of Ms. Howson’s appointment.

Howson biography. Ms. Howson, age 70, is a highly experienced business development executive and consultant with more than 30 years of service in the pharmaceutical and biotechnology industries. She currently serves on the board of directors of Organovo Holdings, Inc. and Scientus Pharma, a private company. Between 2009 to 2018 she served on the boards of various other life sciences companies including Actavis plc, Aradigm Corporation, ContraVir Pharmaceuticals, Inc., Cynapsus Therapeutics Inc., Enzymotec PLC, Idenix Pharmaceuticals Inc. and OXiGENE, Inc. From 2009 to 2011, Ms. Howson served as a member of the transaction advisory firm JSB-Partners, providing business development support to life sciences companies. From 2007 to 2008, Ms. Howson served as Executive Vice President, Corporate Business Development at Lexicon Pharmaceuticals, a public biotech company. Prior to joining Lexicon, Ms. Howson served as Senior Vice President, Corporate and Business Development at Bristol-Myers Squibb and SmithKline Beecham plc. Ms. Howson holds an MBA from Columbia University, a M.S. from City University of New York, and a B.S. in Chemical Engineering from the Technion, Israel.

Howson compensation. In connection with her services as a director, Ms. Howson received an initial stock option grant to purchase 60,000 shares of the Company’s common stock, including options to purchase 20,000 shares of the Company’s common stock in connection with her appointment to the Board, which are subject to vesting over a three-year period, and options to purchase 40,000 shares of the Company’s common stock as an annual option grant, consistent with the annual option grant made on July 1, 2019 to all of the other members of the Board for fiscal 2020, under the MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, which are subject to vesting in monthly installments over a twelve-month period, in each case, at an exercise price equal to the closing price of MEI Pharma common stock on July 1, 2019.

Director Retirement

Also on July 1, 2019, William D. Rueckert notified the Board that he does not intend to stand for re-election to the Board at the end of his current term, which term expires at the Company’s December 2019 annual meeting of stockholders. The Board has not yet determined whether it will nominate a replacement for Mr. Rueckert for election at the December 2019 annual meeting of stockholders or reduce the size of the Board upon his retirement.

Item 8.01	Other Events.

On July 3, 2019, the Company issued a press release announcing the appointment of Ms. Howson to the Board and Mr. Rueckert’s intention not to stand for re-election, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release, dated July 3, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated:  July 3, 2019